SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2008

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events

On July 3, 2008, the Registrant announced that its Board of Directors has approved a reverse stock split of its Class B Stock and Class A Subordinate Voting Stock (“Class A Stock”), utilizing a 1:20 consolidation ratio. Previously, at the May 6, 2008 Annual and Special Meeting of Stockholders, the Company’s stockholders authorized the Board of Directors to effect the reverse stock split.

On July 7, 2008, the Registrant filed an amendment to its Restated Certificate of Incorporation that effects a 1-for-20 reverse stock split of its Class B Stock and Class A Subordinate Voting Stock.  The reverse stock split is expected to be effective with respect to shareholders of record on or about July 22, 2008. As a result of the reverse stock split, each twenty shares of Class B Stock and Class A Stock will be combined and reclassified into one share of Class B Stock and Class A Stock, respectively, and the approximately 58.4 million outstanding shares of Class A Stock will be reduced to approximately 2.92 million shares of Class B Stock and 2.91 million shares of Class A Stock, respectively.

The Certificate of Amendment to the Restated Certificate of Incorporation and a copy of the press release are attached as Exhibit 3.1 and Exhibit 99.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits

(c)	Exhibits

Exhibit 3.1	Articles of Amendment to Restated Certificate of Incorporation

Exhibit 99.1	Press Release dated July 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

July 7, 2008	by:	/s/William G. Ford
William G. Ford,
Secretary